Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Capital Southwest Corporation of our report dated May 20, 2025 relating to the consolidated financial statements, the Schedule of Investments in and Advances to Affiliates listed in Schedule 12-14 and the effectiveness of internal control over financial reporting of Capital Southwest Corporation, appearing in the Annual Report on Form 10-K of Capital Southwest Corporation for the year ended March 31, 2025.

/s/ RSM US LLP

Chicago, Illinois
August 8, 2025